EXHIBIT 3.7

                         CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION
                                    OF
                          ACCESS PHARMACEUTICALS, INC.



         Access Pharmaceuticals, Inc. (the "Corporation"), a Delaware corporation, DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the directors of the Corporation, a resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, as previously amended, and declaring such amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         RESOLVED: That it is advisable that Article V, Section A of the Corporation's Certificate of Incorporation, as amended, be amended to read in its entirety as follows; and that such Article V, Section A of the Corporation's Certificate of Incorporation, as amended, be amended to read in its entirety as follows:

         A. The aggregate number of shares of common stock which the Corporation shall have authority to issue is Sixty Million (60,000,000) shares with a par value of four cents ($0.04) per share.

         SECOND: That thereafter, pursuant to resolution of the Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by the General Corporation Law of the State of Delaware voted in favor of the amendment.

         THIRD: That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

         FIFTH:    That the effective date of this amendment shall be July 18,
1996.

         IN WITNESS WHEREOF, Access Pharmaceuticals, Inc. has caused this Certificate to be executed by John J. Concannon III, its Assistant Secretary, this 18th day of July, 1996.



                                             By: /s/ John J. Concannon III
                                             -----------------------------
                                              John J. Concannon III
                                              Assistant Secretary